    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 1998
                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                       LEXMARK INTERNATIONAL GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              22-3074422
    (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                                ---------------
                           ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550
                                (606) 232-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                             VINCENT J. COLE, ESQ.
                       LEXMARK INTERNATIONAL GROUP, INC.
                           ONE LEXMARK CENTRE DRIVE
                           LEXINGTON, KENTUCKY 40550
                                (606) 232-2700
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

     PAUL S. BIRD, ESQ.       DAVID B. HARMS, ESQ.     KEITH F. HIGGINS, ESQ.
    DEBEVOISE & PLIMPTON      SULLIVAN & CROMWELL           ROPES & GRAY
      875 THIRD AVENUE          125 BROAD STREET       ONE INTERNATIONAL PLACE
  NEW YORK, NEW YORK 10022  NEW YORK, NEW YORK 10004 BOSTON, MASSACHUSETTS 02110
       (212) 909-6000            (212) 558-4000            (617) 951-7000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with a dividend or interest reinvestment plans, check the following box: [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                                      PROPOSED MAXIMUM
                                          AMOUNT     PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
         TITLE OF SECURITIES               TO BE      OFFERING PRICE      OFFERING     REGISTRATION
           TO BE REGISTERED            REGISTERED(1)   PER SHARE(2)       PRICE(2)         FEE
---------------------------------------------------------------------------------------------------
Class Common Stock, par value
 $.01 per share(3)...................    7,704,577        $43.56      $335,611,374.12    $99,006

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(1)Includes up to         shares subject to the Underwriters' over-allotment
   options.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Class A Common Stock as reported in the consolidated reporting system on March 6, 1998.
(3)Includes the Series A Junior Participating Preferred Stock purchase rights associated with the Class A Common Stock.
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

                               EXPLANATORY NOTE

  This Registration Statement contains two forms of prospectuses: one to be used in connection with a United States offering (the "U.S. Prospectus") and one to be used in a concurrent international offering (the "International Prospectus"). The U.S. Prospectus and the International Prospectus are identical in all respects except that they contain different front, inside front, and back cover pages and different descriptions of the plan of distribution (contained under the caption "Underwriting" in both the U.S. Prospectus and the International Prospectus), and the International Prospectus also contains an additional section under the caption "Certain United States Tax Consequences to Non-United States Holders." Pages for the International Prospectus are separately designated.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 10, 1998

                                7,704,577 SHARES

                       LEXMARK INTERNATIONAL GROUP, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                  -----------

  Of the 7,704,577 shares of Class A Common Stock offered,           shares are
being offered hereby in the United States and           shares are being
offered in a concurrent international offering outside the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting". As of April 3, 1998 each share of Class A Common Stock, including the shares offered hereby, will have associated with it one right to purchase one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at a stipulated price in certain circumstances relating to changes in ownership of the Company under the Company's Rights Agreement.

  All the shares of Class A Common Stock are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares. In addition, the Company will repurchase 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options from certain of the Selling Stockholders at a price per share described herein. See "Certain Transactions and Relationships".

  The last reported sale price of the Class A Common Stock, which is listed under the symbol "LXK", on the New York Stock Exchange on March 9, 1998 was $42.62 per share. See "Price Range of Class A Common Stock and Dividend Policy".

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE  DISCOUNT(1)   STOCKHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................      $             $               $
Total(3)........................    $             $               $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Expenses of approximately $75,000 and $900,000 are payable by the Company and the Selling Stockholders, respectively, in connection with the offerings.
(3) The Selling Stockholders have granted the U.S. Underwriters an option for
    30 days to purchase up to an additional          shares at the public
    offering price per share, less the underwriting discount, solely to cover over-allotments. The Selling Stockholders have granted the International
    Underwriters a similar option with respect to an additional         shares
    as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Selling Stockholders will be $         ,
    $          and $          , respectively. See "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on or about March , 1998, against payment therefor in immediately available funds.

                              GOLDMAN, SACHS & CO.

                                  -----------

                 The date of this Prospectus is March   , 1998.

                  [COLOR PHOTOS OF SELECTED LEXMARK PRODUCTS]

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended ( the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 7th Floor, New York, New York 10048. Copies of such materials may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov. which contains reports and other information regarding registrants that file electronically with the Commission. In addition, such material may also be inspected and copied at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York, 10005, on which the Class A Common Stock is listed.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares (the "Shares") of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), being offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Shares, reference is hereby made to the Registration Statement.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:
  1.The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
  2. The description of the Common Stock (as defined herein) of the Company, which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on October 27, 1995, including any amendments or reports filed for the purpose of updating such description.
  3. The description of certain preferred stock purchase rights that have attached to the Common Stock (as defined herein), which is contained in the Company's Registration Statement on Form 8-A filed with the Commission on February 27, 1998, including any amendments or reports filed for the purpose of updating such description.
  4. All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offerings of the Shares.

  The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company, One Lexmark Centre Drive, Lexington, Kentucky 40550, Attention: Office of the Secretary, telephone (606) 232-2700.

                               ----------------

  Any statement contained in a document or a portion thereof which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  Lexmark International Group, Inc. ("LIG") is a Delaware corporation that has as its only significant asset all the outstanding common stock of Lexmark International, Inc., a Delaware corporation ("Lexmark International"). Hereinafter, "the Company" and "Lexmark" will refer to LIG, or to LIG and Lexmark International, including its subsidiaries, as the context requires. Unless otherwise indicated, all information set forth in this Prospectus assumes no exercise of the over-allotment options to be granted to the Underwriters by the Selling Stockholders. References herein to the "Common Stock" refer to the Company's Class A Common Stock and its non-voting Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), and to the "IPO" refer to the Company's initial public offering of Class A Common Stock on November 15, 1995.

                                  THE COMPANY

  Lexmark is a global developer, manufacturer and supplier of laser and inkjet printers and associated consumable supplies for the office and home markets. Lexmark also sells dot matrix printers for printing single and multi-part forms by business users. In 1997, revenues from the sale of printers and associated printer supplies increased 10% from 1996 and accounted for 81% of total Company revenues of approximately $2.5 billion.

  The Company's installed base of printers supports a large and profitable printer supplies business. Because consumable supplies must be replaced on average one to three times a year, depending on type of printer and usage, demand for laser and inkjet print cartridges is increasing at a higher rate than their associated printer shipments. This is a relatively high margin, recurring business that management expects to contribute to the stability of Lexmark's earnings over time.

  In addition to its core printer business, Lexmark develops, manufactures and markets a broad line of other office imaging products which include supplies for International Business Machines Corporation ("IBM") branded printers, after-market supplies for original equipment manufacturer ("OEM") products, and typewriters and typewriter supplies that are sold under the IBM trademark. In 1997, revenues from the sale of other office imaging products decreased 7% from 1996, primarily as a result of lower typewriter sales and lower typewriter and impact printing supplies volume reflecting the continuing decline of these markets, and accounted for 19% of total Company revenues.

  Revenues derived from international sales, including exports from the United States, represent over half of the Company's revenues. Lexmark's products are sold in over 150 countries in North and South America, Europe, the Middle East, Africa, Asia, the Pacific Rim and the Caribbean. As of December 31, 1997, the Company had approximately 8,000 employees worldwide.

  The Company's principal executive offices are located at One Lexmark Centre Drive, Lexington, Kentucky 40550. Telephone: (606) 232-2000.

PRINTERS AND ASSOCIATED SUPPLIES

  Lexmark competes primarily in the markets for office desktop laser and color inkjet printers--two of the fastest growing printer categories. Sales of office desktop laser and color inkjet printers and their associated supplies together represented approximately 86% and 87% of Lexmark's total printer and associated supplies revenues in 1996 and 1997, respectively.

  The Company's critical technology and manufacturing capabilities have allowed Lexmark to effectively manage quality and to reduce its typical new product introduction cycle times, for example, in the case of laser printers from 24 months to approximately 12 to 16 months. Management believes its cycle times are among the fastest in the industry and that these capabilities have contributed to the Company's success over the last several years.

  LASER PRINTERS. Network laser printer growth is being driven by the office migration from large mainframe computers to local area networks that link various types of computers using a variety of protocols and operating systems. This shift has created strong demand for office desktop laser printers with network connectivity attributes. Laser printers that print at speeds of 11-30 pages per minute ("ppm") are referred to herein as "office desktop" or "network" printers, while lower-speed (1-10 ppm) laser printers and inkjet printers are referred to herein as "personal" printers. The Company's laser printers primarily compete in the office desktop segment, which the Company believes is one of the fastest growing segments of the laser printer market.

  Lexmark develops and owns most of the technology for its desktop laser printers and consumable supplies, which differentiates the Company from a number of its major competitors, including Hewlett-Packard Company ("HP") which purchases its laser engines from third parties. Lexmark's integration of research and development, manufacturing and marketing has enabled the Company to design laser printers with features desired by specific customer groups and has resulted in substantial market presence for Lexmark within certain industry segments such as banking, retail/pharmacy, automobile distribution and health care.

  INKJET PRINTERS. The color inkjet printer market, the fastest growing segment of the personal printer market, is expanding rapidly due to growth in personal computers at home and in business and the development of easy-to-use color inkjet technology with high quality color and black print capability at low prices. Based on data from industry analysts, management believes that the inkjet market grew from 4 million units in 1992 to 33 million units in 1997 and will continue to grow substantially as a result of the increase in the number of personal computers and as the inkjet market continues to shift from monochrome to color and as inkjet printers continue to replace low-speed laser printers. Lexmark introduced its first color inkjet printer using its own technology in 1994 and has experienced strong sales growth through retail outlets. The Company has increased its product distribution through retail outlets, with the number of such outlets worldwide rising from approximately 5,000 retail outlets in 1995 to more than 15,000 in 1996, and remaining relatively constant during 1997. The Company's ability to increase or maintain its presence in the retail marketplace with its branded products may be adversely affected as the Company becomes more successful in its sales and marketing efforts for OEM opportunities. The Company made substantial capital investments in its inkjet production capacity in 1995 and 1996 to address the growing demand for its color inkjet printers.

  SUPPLIES. The Company is currently the exclusive source for new print cartridges for the laser and inkjet printers it manufactures. Management expects that an increasing percentage of future Company earnings will come from its consumable supplies business due to the consumer's continual usage and replacement of cartridges. In 1996, the Company substantially expanded its inkjet cartridge manufacturing capacity in both North America and Europe.

  STRATEGY. Lexmark's laser printer strategy is to target fast growing segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. To promote Lexmark brand awareness and market penetration, Lexmark will continue to identify and focus on customer segments where Lexmark can differentiate itself by supplying laser printers with features that meet specific customer needs and represent the best total cost of printing solution. Management intends to continue to develop and market products with more functions and capabilities than comparably priced HP printers. The Company's inkjet printer strategy is to generate demand for the Lexmark color inkjet printer by offering high-quality products at competitive prices to retail, business and OEM customers. Management expects that the Company's associated printer supplies business will continue to grow as its installed base of laser and inkjet printers increases.

OTHER OFFICE IMAGING PRODUCTS

  The Company's other office imaging products category includes many mature products such as supplies for IBM printers, typewriters and typewriter supplies and other impact supplies that require little investment but provide a significant source of cash flow. The Company introduced its after-market laser cartridges in May 1995 for the large installed base of a range of laser printers sold by other manufacturers. Management believes that the potential for an after-market laser cartridge business is significant. The Company's strategy for other office imaging products is to pursue the after-market OEM laser supplies opportunity while at the same time managing its mature businesses for cash flow.

BACKGROUND

  LIG was formed in 1990 by Clayton, Dubilier & Rice, Inc., a private investment firm ("CD&R"), in connection with the acquisition (the "Acquisition") of IBM Information Products Corporation (renamed Lexmark International) from IBM. The Acquisition was completed in March 1991. Upon completion of the Offerings (as defined herein) and the Share Repurchase (as defined herein), The Clayton & Dubilier Private Equity Fund IV Limited Partnership ("C&D Fund IV"), a private investment fund managed by CD&R, will
own     shares of Class A Common Stock.

  Since the Acquisition, Lexmark has made a successful transition from being a division within a large corporation to an independent company with its own line of Lexmark-branded products, its own sales and marketing relationships and more efficient development and manufacturing processes. Important achievements since the Acquisition include reducing cycle time for most new product announcements by 30% to 50% and achieving a position of technological leadership for laser printers while reducing debt from $940 million to $75 million as of December 31, 1997.

                                 THE OFFERINGS

  The offering of      shares of Class A Common Stock being offered in the
United States (the "United States Offering") and the offering of      shares
of Class A Common Stock being offered outside the United States (the "International Offering") are referred to herein collectively as the "Offerings". The closing of the International Offering is conditional upon the closing of the United States Offering, and vice versa.

Class A Common Stock offered by the Selling Stockholders..... 7,704,577 shares
 U.S. Offering...............................................           shares
 International Offering......................................           shares
Class A Common Stock to be outstanding after the
Offerings(1).................................................           shares
NYSE Symbol..................................................              LXK

--------
(1) Based upon shares outstanding at February 28, 1998. Does not include 7,420,582 shares of Class A Common Stock issuable pursuant to options.

  The Company will not receive any of the proceeds from the sale of Shares in the Offerings. See "Selling Stockholders".

  The Company has agreed to repurchase 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options from certain of the Selling Stockholders at a price per share equal to the lowest of $44.25 and the net proceeds per share to the Selling Stockholders (such repurchase, the "Share Repurchase"). The Share Repurchase is conditioned upon at least 6,000,000 shares of Class A Common Stock being sold. See "Certain Transactions and Relationships".
--------
Lexmark(TM) is a registered trademark of Lexmark International. HP(R) is a registered trademark of Hewlett-Packard Company. Apple(R) is a registered trademark of Apple Computer, Inc. Canon(R) is a registered trademark of Canon Kabushiki Kaisha. IBM(R) is a registered trademark of IBM. Xerox(R) is a registered trademark of Xerox Corporation.

                                 RISK FACTORS

  Prospective investors should consider carefully the following factors relating to the Company and the Offerings, together with the information and financial data set forth elsewhere in this Prospectus, prior to making an investment decision.

COMPETITION

  The markets for printers and associated supplies are highly competitive, especially with respect to pricing and the introduction of new products and features. The office desktop laser printer market is dominated by HP, which has a widely recognized brand name and has been estimated to have an approximate 65% to 70% market share. Several other large manufacturers such as Canon, Inc. ("Canon"), Apple Computer, Inc. ("Apple"), Xerox Corporation ("Xerox") and IBM also compete in the laser printer market.

  The Company's strategy is to target fast growing segments of the network printer market and to increase market share by providing high quality, technologically advanced products at competitive prices. This strategy requires that the Company continue to develop and market new and innovative products at competitive prices. New product announcements by the Company's principal competitors, however, can have and in the past have had a material adverse effect on the Company's financial results. Such new product announcements can quickly undermine any technological competitive edge that one manufacturer may enjoy over another and set new market standards for quality, speed and function. Knowledge in the marketplace about pending new product announcements by the Company's competitors may also have a material adverse effect on the Company inasmuch as purchasers of printers may defer purchasing decisions until the announcement and subsequent testing of such new products.

  In recent years, the Company and its principal competitors, all of which have significantly greater financial, marketing and technological resources than the Company, have regularly lowered prices on printers and are expected to continue to do so. The Company is vulnerable to these pricing pressures which, if not mitigated by cost and expense reductions, may result in lower profitability and could jeopardize the Company's ability to increase or maintain market share and build an installed base of Lexmark printers. The Company expects that, as it competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent challenges, both legal and commercial, from its competitors, including claims of possible intellectual property infringement.

  HP is also the market leader in the personal color inkjet printer market and, with Canon and Seiko Epson Corporation ("Epson"), has been estimated to account for approximately 80% to 90% of worldwide personal color inkjet printer sales. As with laser printers, if pricing pressures are not mitigated by cost and expense reductions, the Company's ability to maintain or build market share and its profitability could be adversely affected. In addition, as a relatively new entrant to the retail marketplace with a less widely recognized brand name, the Company must compete with HP, Canon and Epson for retail shelf space for its inkjet printers. The Company's ability to increase or maintain its presence in the retail marketplace with its branded products may be adversely affected as the Company becomes more successful in its sales and marketing efforts for OEM opportunities.

  Like certain of its competitors (including Xerox), the Company is a supplier of after-market laser cartridges for laser printers utilizing certain models of Canon engines. There is no assurance that the Company will be able to compete effectively for a share of the after-market cartridge business for its competitors' base of laser printers. The Company's participation in this market may have an adverse effect on the Company's relations with certain of its suppliers. Although Lexmark is currently the exclusive supplier of new print cartridges for its laser printers, there can be no assurance that other companies will not develop new compatible cartridges for Lexmark laser printers. In addition, refill and remanufactured alternatives for the Company's cartridges are available from independent suppliers and, although generally offering lower print quality, compete with the Company's supplies business. As the installed base of laser and inkjet printers grows and ages, the Company expects competitive refill and remanufacturing activity to increase.

CHANGING TECHNOLOGIES

  To compete effectively in the printer and associated supplies markets, the Company must continue to introduce new products and features that address the needs and preferences of its target markets. The printer market is characterized by short product development cycles that are driven by rapidly changing technology and consumer preferences as well as declining product prices. There can be no assurance that the Company will be able to continue to introduce new competitively priced products, that the market will be receptive to its new products or features or that its competitors will not introduce advancements ahead of Lexmark. Furthermore, there can be no assurance that the Company will have access to new competitive technology to permit it to introduce new products and features for its target markets. In addition, the Company must make strategic decisions from time to time as to which new technologies will produce products in market segments that will experience the greatest future growth. If the Company is not successful in continuing to introduce new products in the growing segments of the market, there could be a material adverse effect on the Company's business and financial results.

OTHER OFFICE IMAGING PRODUCTS

  The Company's traditional other office imaging products business includes consumable supplies for IBM and other OEM products, typewriters and typewriter supplies. This business accounted for 23%, 22% and 19% of the Company's revenues in 1995, 1996 and 1997, respectively. Although the Company is less dependent on revenue and profitability from its other office imaging products business than it has been historically and intends to focus on the growing portions of that market, such as the after-market laser cartridge supplies category, there is no assurance that the Company will be able to compete in the after-market supplies business effectively or that the declining market areas in its other office imaging products business will not adversely affect the Company's operating results.

KEY SUPPLIES AND SUPPLIERS

  The Company procures a wide variety of components for the manufacture of its products, some of which are sourced from preferred suppliers. The Company generally must place commitments for its projected component needs approximately three to six months in advance and occasionally faces capacity constraints when there has been more demand for its printers and associated supplies than initially projected. Certain finished products, certain print engines and certain components of the Company's products are only available from one supplier and should such products, print engines and components not be available, there can be no assurance that production of the Company's products would not be disrupted for significant periods of time or that certain of the Company's products would be available. Such a disruption could interfere with the Company's ability to manufacture and sell products and materially adversely affect the Company's financial results.

DEPENDENCE ON KEY PERSONNEL

  As is typical of technology based companies, the Company is dependent on certain key personnel, including senior members of its research and development staff. The future success of the Company's research and development efforts depends on its continuing ability to attract and retain highly qualified technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The loss of the services of such key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's business.

INTERNATIONAL OPERATIONS

  Revenues derived from international sales, including exports from the United States, represent over half of the Company's consolidated revenues, with European revenues accounting for about 69% of international revenues. While currency translation has significantly affected international revenues and cost of revenues, it did not have a material impact on operating income through 1997. Although the Company manages its net exposure to exchange rate fluctuations through operational hedges, such as pricing actions and product sourcing changes, and financial instruments, such as forward exchange contracts and currency options, there can be no assurances that currency fluctuations will not have a material impact on operating income in the future. As the Company's international operations continue to grow, more management effort will be required to focus on the operation and expansion of the Company's global business and to manage the cultural, language and legal differences inherent in international operations. In addition, the Company believes that international operations in new geographic markets will be less profitable than operations in U.S. and European markets as a result, in part, of the higher investment levels for marketing, selling and distribution required to enter these markets. Although the current economic conditions in some of the Asian markets may adversely affect the Company's growth in that region, management does not expect the impact will result in the Company's not being able to achieve its 1998 operating income growth objective.

INTELLECTUAL PROPERTY RIGHTS

  The Company's success depends in part on its ability to obtain patents, copyrights and trademarks, maintain trade secret protection and operate without infringing the proprietary rights of others.

  As is typical in technology industries, the Company receives notices from time to time by third parties claiming infringement of certain patent and/or other intellectual property rights of others. As the Company competes more successfully with its larger competitors, the Company's increased market presence may attract more frequent legal challenges from its competitors, including claims of possible intellectual property infringement. If the Company were infringing the intellectual property rights of others and were unable to obtain licenses to use the protected technology, the Company could incur substantial costs to redesign its products or to defend against infringement actions. The Company's inability to obtain such licenses on favorable terms or a finding of infringement could have a material adverse effect on the Company.

  In addition, the Company also relies on trade secrets, technical know-how and other unpatented proprietary information relating to its product development and manufacturing activities which it seeks to protect, in part, through confidentiality agreements. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any such breach or that the Company's trade secrets and know-how will not otherwise become known or independently discovered by others. The Company could also incur significant expenses in enforcing its intellectual property rights against others.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

  Part of the Company's business strategy is to expand its business through the acquisition of related businesses. There can be no assurance that suitable acquisitions can be accomplished on terms favorable to the Company. Further, there can be no assurance that the Company will be able to operate profitably any businesses or other assets it may acquire, effectively integrate the operations of such acquisitions or otherwise achieve the intended benefits of such acquisitions.

CERTAIN PROVISIONS RELATING TO CHANGES IN CONTROL

  Although the Offerings will not constitute a "change of control", several of the patent cross-licenses that the Company considers to be material to its business, including those that permit the

Company to manufacture its current design of laser and inkjet printers and after-market laser cartridges for OEM printers, terminate as to future products upon certain "changes of control" of the Company. Similarly, a trademark license agreement and other agreements entered into by the Company with IBM permit IBM to terminate those agreements upon certain "changes of control" of the Company. Although the definition of "change of control" in the Company's cross-licenses and trademark license agreement vary from agreement to agreement, generally in order for a "change of control" to occur under such agreements either (a) more than 50% of the voting stock of the Company must be acquired by an unaffiliated party which, in some instances, must be engaged in the business of manufacturing or marketing printers or related products or (b) a third party must obtain the power to control or direct the affairs of the Company, either through the ownership of voting stock or otherwise, except that a change of control can be deemed to occur, in very limited circumstances, upon an acquisition of substantially less than 50% of the Company's voting shares. Such provisions could discourage potential acquirors from making a bid to acquire control of the Company. In addition, the Company's Rights Agreement may also have the effect of making an acquisition of the Company more difficult.

            PRICE RANGE OF CLASS A COMMON STOCK AND DIVIDEND POLICY

  Since November 15, 1995, as part of the Company's IPO, the Class A Common Stock has been traded on the NYSE under the symbol "LXK". The following table sets forth the high and low reported sale prices for the Class A Common Stock as quoted by the NYSE for the periods indicated.

                                                               MARKET PRICE
                                                               ------------- ---
                                                                HIGH   LOW
                                                               ------ ------
1995
   Fourth Quarter (from November 15, 1995).................... $22.38 $15.50
1996
   First Quarter.............................................. $23.25 $16.00
   Second Quarter............................................. $23.13 $17.88
   Third Quarter.............................................. $20.88 $13.38
   Fourth Quarter............................................. $27.75 $18.88
1997
   First Quarter.............................................. $29.63 $22.00
   Second Quarter............................................. $30.50 $19.13
   Third Quarter.............................................. $36.31 $26.88
   Fourth Quarter............................................. $38.00 $29.56
1998
   First Quarter (through March 9, 1998)...................... $44.62 $35.00

  The last reported sale price for the Class A Common Stock by the NYSE on March 9, 1998 was $42.62 per share. As of December 31, 1997 the Company had approximately 67,539,935 shares of Class A Common Stock outstanding (excluding 6,438,114 shares held in treasury) and 410,537 shares of Class B Common Stock outstanding. As of December 31, 1997, there were approximately 1,207 holders of record of the Class A Common Stock, and five holders of record of the Class B Common Stock.

  Other than the dividend to stockholders of record on April 3, 1998 of one right to purchase under certain circumstances one one-hundredth of a share of Series A Junior Participating Preferred Stock, the Company has never declared or paid any dividends on the Class A Common Stock and has no current plans to pay cash dividends on the Class A Common Stock. The payment of any future cash dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, certain corporate law requirements and other factors.

  The Company is a holding company and thus its ability to pay cash dividends on the Class A Common Stock depends on the Company's subsidiaries' ability to pay cash dividends to the Company.

                                CAPITALIZATION


  The following table sets forth the consolidated cash and cash equivalents, short-term debt and capitalization of the Company as of December 31, 1997. This table should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                  DECEMBER 31,
                                                                      1997
                                                                  -------------
                                                                  (IN MILLIONS)
CASH AND CASH EQUIVALENTS........................................    $ 43.0
                                                                     ======
SHORT-TERM DEBT..................................................    $ 18.0
                                                                     ======
LONG-TERM DEBT
  Term loan......................................................    $ 37.0
  Other..........................................................      20.0
                                                                     ------
    Total long-term debt.........................................      57.0
STOCKHOLDERS' EQUITY(1):
  Preferred stock, $.01 par value, 1,600,000 shares authorized, no
   shares outstanding............................................       --
  Class A common stock, $.01 par value, 160,000,000 shares autho-
   rized,
   67,539,935 outstanding........................................       0.7
  Class B common stock, $.01 par value, 10,000,000 shares autho-
   rized,
   410,537 outstanding(2)........................................       --
  Additional paid-in capital.....................................     537.2
  Retained earnings..............................................     168.8
  Accumulated translation adjustment.............................     (23.8)
  Treasury stock, at cost........................................    (182.2)
                                                                     ------
    Total stockholders' equity...................................     500.7
                                                                     ------
    Total capitalization.........................................    $557.7
                                                                     ======

--------
(1) In April 1996, the Company's board of directors authorized the repurchase of up to $50 million of its Class A Common Stock. In May 1997, the Company's board of directors authorized the repurchase of an additional $150 million of its Class A Common Stock. The repurchase authority allows the Company to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. As of December 31, 1997, the Company had repurchased 6,438,114 shares at prices ranging from $21.25 to $33.75 per share for an aggregate cost of approximately $182 million, including 3,000,000 shares of Class A Common Stock repurchased by the Company from certain of its stockholders, including one of the Selling Stockholders, at a price equal to $29.90 per share (the "1997 Share Repurchase"). In February 1998, the Company's board of directors authorized the repurchase of up to an additional $200 million of its Class A Common Stock. This repurchase authority, like the prior authorizations, allows the Company at management's discretion to selectively repurchase its stock from time to time in the open market or in privately negotiated transactions depending upon market price and other factors. The Company has agreed to repurchase 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options from certain of the Selling Stockholders at a price per share equal to the lowest of $44.25 per share and the net proceeds per share to the Selling Stockholders. The Company expects to use available borrowings under its existing credit facilities to finance the Share Repurchase. See "Certain Transactions and Relationships."
(2) As of March 9, 1998, all of the outstanding shares of Class B Common Stock had been converted into Class A Common Stock.

                     SELECTED CONSOLIDATED FINANCIAL DATA
                       (IN MILLIONS, EXCEPT SHARE DATA)

  The following table sets forth selected financial data of the Company on a consolidated basis. The statement of earnings data for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 and the statement of financial position data as of December 31, 1993, 1994, 1995, 1996 and 1997 were derived from the audited Consolidated Financial Statements of the Company.

                                         YEAR ENDED DECEMBER 31,
                          ---------------------------------------------------------
                             1993        1994      1995(1)       1996       1997
                          ----------  ----------  ----------  ---------- ----------
STATEMENT OF EARNINGS
 DATA:
Revenues................  $  1,675.7  $  1,852.3  $  2,157.8  $  2,377.6 $  2,493.5
Cost of revenues........     1,107.4     1,298.8     1,487.9     1,630.2    1,623.5
                          ----------  ----------  ----------  ---------- ----------
Gross profit............       568.3       553.5       669.9       747.4      870.0
Research and
development.............       111.7       101.0       116.1       123.9      128.9
Selling, general and
 administrative.........       322.0       292.9       359.1       388.0      466.5
                          ----------  ----------  ----------  ---------- ----------
Operating income before
 option compensation
 related to IPO and
 amortization of
 intangibles............       134.6       159.6       194.7       235.5      274.6
Option compensation
 related to IPO.........         --          --         60.6         --         --
Amortization of
 intangibles(2).........        64.0        44.7        25.6         5.1        --
                          ----------  ----------  ----------  ---------- ----------
Operating income........        70.6       114.9       108.5       230.4      274.6
Interest expense........        63.9        50.6        35.1        20.9       10.8
Amortization of deferred
 financing costs and
 other expense..........        13.1        13.6        10.1         7.9        9.1
                          ----------  ----------  ----------  ---------- ----------
Earnings (loss) before
 income taxes and
 extraordinary item.....        (6.4)       50.7        63.3       201.6      254.7
Provision for income
 taxes..................         3.0         6.1        15.2        73.8       91.7
                          ----------  ----------  ----------  ---------- ----------
Earnings (loss) before
 extraordinary item.....        (9.4)       44.6        48.1       127.8      163.0
Extraordinary loss(3)...         --          --        (15.7)        --       (14.0)
                          ----------  ----------  ----------  ---------- ----------
Net earnings (loss).....  $     (9.4) $     44.6  $     32.4  $    127.8 $    149.0
                          ==========  ==========  ==========  ========== ==========
Diluted earnings (loss)
 per common share before
 extraordinary item(4)..  $    (0.35) $    (0.48) $     0.65  $     1.69 $     2.17
Diluted net earnings
 (loss) per common
 share(4)...............  $    (0.35) $    (0.48) $     0.44  $     1.69 $     1.98
Shares used in diluted
 earnings per share
 calculation............  58,880,761  58,853,416  74,200,279  75,665,734 75,168,776
                                            AS OF DECEMBER 31,
                          ---------------------------------------------------------
                             1993        1994        1995        1996       1997
                          ----------  ----------  ----------  ---------- ----------
STATEMENT OF FINANCIAL
POSITION DATA:
Working capital.........  $    293.6  $    237.5  $    227.7  $    343.8 $    228.6
Total assets............     1,215.0       960.9     1,142.9     1,221.5    1,208.2
Total long-term debt
(including current
portion)................       650.7       290.0       195.0       165.3       75.0
Redeemable senior
preferred stock(5)......        85.0         --          --          --         --
Stockholders'
equity(5)...............       173.7       295.5       390.2       540.3      500.7

--------
(1) The Company recognized a non-cash compensation charge of $60.6 ($38.5 net of tax benefit) in the fourth quarter of 1995 and will recognize additional amounts totalling $2.2 ($1.4 net of tax benefit) in the years 1996-2000, resulting from the vesting of certain of the Company's outstanding employee stock options at the time of the IPO.
(2) Acquisition-related intangibles were fully amortized at March 31, 1996.
(3) Represents extraordinary after-tax loss caused by early extinguishments of debt related to the refinancing of the Company's term loan in April 1995 and prepayment of the Company's senior subordinated notes in March 1997.
(4) Earnings per share amounts have been calculated and presented under the provisions of SFAS No. 128. Diluted earnings (loss) per common share are net of dividends of $11.5 and $11.8 paid on the Company's redeemable senior preferred stock in 1993 and 1994, respectively. Earnings attributable to common stock in 1994 are also net of a $61.3 preferred stock redemption premium related to the exchange of redeemable senior preferred stock for Class A Common Stock on December 30, 1994. No senior preferred stock is currently outstanding.
(5) Redeemable senior preferred stock with a liquidation preference of $85.0 was exchanged for 9,750,000 shares of Class A Common Stock on December 30, 1994. As of December 31, 1997, the Company had repurchased 6,438,114 shares of Class A Common Stock in the open market for an aggregate cost of approximately $182.2 million.

                             SELLING STOCKHOLDERS

  The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of the Class A Common Stock as of December 31, 1997 and as adjusted to reflect the sale of the Class A Common Stock offered by the Selling Stockholders hereby, and other than as noted below, includes information with respect to positions, offices or other material relationships of the Selling Stockholders with the Company or any predecessor or affiliate thereof, other than as a stockholder thereof, during the past three years. For information with respect to material relationships during the past three years between the Company and C&D Fund IV, see "Certain Transactions and Relationships". Unless otherwise indicated, each Selling Stockholder named has sole voting and dispositive power with respect to its shares.

  The information presented in the preceding discussion and in the following table assumes that the over-allotment options are exercised in full, but does not give effect to the Share Repurchase.

                                    SHARES
                                 BENEFICIALLY                    SHARES
                                     OWNED                 BENEFICIALLY OWNED
     NAME AND ADDRESS OF           PRIOR TO      NUMBER OF        AFTER
      BENEFICIAL OWNER           OFFERINGS(1)     SHARES    OFFERINGS(1)[(3)
     -------------------       ----------------- --------- ----------------------
                                NUMBER   PERCENT  OFFERED    NUMBER     PERCENT
                               --------- ------- --------- ------------ ---------
The Clayton & Dubilier
 Private Equity
 Fund IV Limited
 Partnership.................  6,654,829   9.8   4,654,829    2,000,000      3.0
270 Greenwich Avenue
Greenwich, CT 06830
Mellon Bank, N.A., as trustee
for First
Plaza Group Trust(2).........  3,049,748   4.5   3,049,748      0              0
One Mellon Bank Center
Pittsburgh, PA 15258
---------------------------

(1) The percentage of the issued and outstanding shares of Common Stock of the Company held by each individual or group has been calculated on the basis of 67,539,935 shares of Class A Common Stock issued and outstanding (excluding 6,438,114 shares held in treasury) on December 31, 1997.
(2) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust ("FPGT"), a trust under and for the benefit of certain employee benefit plans for General Motors Corporation ("GM") and its subsidiaries. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of GM. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as FPGT's investment manager with respect to these shares and in that capacity it has the sole power to direct the Trustee as to the voting and disposition of these shares. Because of the Trustee's limited role, beneficial ownership of the shares by the Trustee is disclaimed.
(3) Pursuant to the Share Repurchase, concurrently with the closing of the Offerings, the Company will repurchase an aggregate of 2,000,000 shares of Class A Common Stock from certain of the Selling Stockholders, substantially all of which is being repurchased from C&D Fund IV. Upon completion of the Offerings and the Share Repurchase, C&D Fund IV will no longer own any shares of Class A Common Stock.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

CD&R AND C&D FUND IV

  C&D Fund IV, which is the Company's largest stockholder, is a private investment fund managed by CD&R. Amounts contributed to C&D Fund IV by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged buy-out transactions and in the equity of corporations where the infusion of capital coupled with the provision of managerial assistance by CD&R can be expected to generate returns on investments comparable to returns historically achieved in leveraged buy-out transactions. The general partner of C&D Fund IV is Clayton & Dubilier Associates IV Limited Partnership ("Associates IV"). B. Charles Ames, Donald J. Gogel, Andrall E. Pearson and Joseph L. Rice, III, each of whom is a principal of CD&R and a general partner of Associates IV, have served as directors of the Company since the Acquisition. Messrs. Pearson and Rice resigned from the Board of Directors in February 1997. LIG was formed by CD&R to effect the Acquisition. C&D Fund IV currently owns 6,654,829 shares of Class A Common Stock of which 4,654,829 shares are being offered hereby. See "Selling Stockholders".

  The Company paid CD&R a fee of $500,000 during each of 1995, 1996, and 1997, respectively, for advisory, management consulting and monitoring services. The Company will pay CD&R a fee of $125,000 for services rendered for the first three months of 1998, after which time the Company will cease paying such fee. None of the principals of CD&R who serve as directors of the Company receive directors' fees. Two principals of CD&R, Messrs. Ames and Gogel, continue to serve as Class II directors.

  The Company paid fees to the law firm of Debevoise & Plimpton during 1996 and 1997 for legal services rendered. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who was until February 1997 a director of the Company and who is currently a general partner of the general partner of C&D Fund IV.

  The Company has entered into an indemnification agreement with CD&R and C&D Fund IV pursuant to which the Company has agreed, subject to certain exceptions, to indemnify the members of its boards of directors, as well as CD&R, C&D Fund IV and certain of their associates and affiliates (the "Indemnitees"), to the fullest extent allowable under applicable Delaware law, and to indemnify the Indemnitees against any suits, claims, damages or expenses which may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company, including the Offerings, liabilities to third parties arising out of any action or failure to act by the Company, and, except in cases of gross negligence or intentional misconduct, the provision by CD&R of advisory, management consulting and monitoring services.

1997 SHARE REPURCHASE

  On October 21, 1997, the Company entered into an agreement with C&D Fund IV (the "1997 Stock Disposition Agreement") pursuant to which the Company agreed concurrently with the consummation in November 1997 of a secondary offering (the "1997 Secondary Offering"), to repurchase from C&D Fund IV 3,000,000 shares of Class A Common Stock at a price per share equal to the lesser of $34.8125 and the initial public offering price of the 1997 Secondary Offering net of the underwriting discount. Although C&D Fund IV had the right to assign its rights and obligations pursuant to the 1997 Stock Disposition Agreement to other selling stockholders participating in the 1997 Secondary Offering, the Company repurchased substantially all of such shares from C&D Fund IV on November 4, 1997 at a price equal to $29.90 per share, the initial offering price for the 1997 Secondary Offering net of the underwriting discount.

SHARE REPURCHASE FROM CERTAIN SELLING STOCKHOLDERS

  The Company has entered into an agreement, dated as of March 9, 1998 (the "Stock Disposition Agreement"), with C&D Fund IV pursuant to which the Company has agreed, concurrently with the consummation of the Offerings, to repurchase from C&D Fund IV 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options at a price per share equal to the lowest of $44.25 and the net proceeds per share to the Selling Stockholders. The Share Repurchase is conditioned upon at least 6,000,000 shares of Class A Common Stock being sold. C&D Fund IV has the right to assign its rights and obligations pursuant to the Stock Disposition Agreement to other Selling Stockholders, but it is currently expected that the Company will repurchase substantially all of such shares from C&D Fund IV. The closing of the Share Repurchase is conditioned upon, and will take place concurrently with, the closing of the Offerings.

                            "HOLDBACK ARRANGEMENTS"

  The Selling Stockholders and the directors and executive officers (as defined in Section 16 of the Exchange Act) of the Company who own Class A Common Stock have each agreed not to enter into any agreement providing for, or to effect, any public sale, distribution or other disposition of any shares of Common Stock, including sales pursuant to Rule 144 or Rule 144A under the Securities Act, or grant any public option for any such sale, or otherwise cause the Company to register any securities of the Company pursuant to any registration rights previously granted to them, for a period of 60 days after the date of this Prospectus without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters, except for the shares of Class A Common Stock offered in connection with the Offerings. After the expiration of such 60-day period, such stockholders will in general be entitled to dispose of their shares that are currently outstanding pursuant to Rule 144 under the Securities Act and those who are not "affiliates" of the Company may do so without regard to the volume limit and certain other requirements of Rule 144.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who was until February 1997 a director of the Company and who is currently a general partner of the general partner of C&D Fund IV.

                                    EXPERTS

  The consolidated statements of financial position as of December 31, 1996 and 1997 and the consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus and in documents incorporated by reference herein contain forward-looking statements that are based on current expectations, estimates and projections and management's beliefs and assumptions. Words such as "believes", "expects", "intends", "plans", "estimates", or variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

  Such risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, increased investment to support product introductions and enter new markets, currency fluctuations, market acceptance of new products and programs, product transitions by the Company and its competitors, management of inventory levels, production and supply difficulties, intellectual property infringement claims and expenses, the outcome of pending and future litigation or governmental proceedings, changes in a country's or region's political or economic conditions, and other risks described herein and in other filings by the Company with the Commission.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                        SHARES
                                                                       OF CLASS
                                                                           A
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
   Goldman, Sachs & Co. ..............................................
                                                                         -----
     Total............................................................
                                                                         =====

  Under the terms and conditions of the Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers
at such price less a concession of $   per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $   per
share to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the U.S. Underwriters.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and, together with the U.S. Underwriters, the "Underwriters") providing for the concurrent
offer and sale of an aggregate of      shares of Class A Common Stock in an
international offering outside the United States. The public offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa. The several
International Underwriters are         ,    , and    .

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered in the International Offering, and subject to certain exceptions, it will not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock in the United States or to any U.S. persons.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an
aggregate of      additional shares of Class A Common Stock solely to cover
over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the
foregoing table, bears to the       shares of Class A Common Stock initially
offered hereby. The Selling Stockholders have granted the International Underwriters a similar option exercisable for up to an aggregate of additional shares of Class A Common Stock.

  The Company and the Selling Stockholders have each agreed, for a period of 60 days after the date of this Prospectus, not to file a registration statement with respect to, enter into any agreement providing for or effect any public sale, distribution or other disposition (including, without limitation, any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale in a broker's transaction or through a market maker) of, except as provided under the Underwriting Agreement and under the International Underwriting Agreement, any Class A Common Stock, Class B Common Stock or securities of the Company that are substantially similar to the Class A Common Stock or Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock, Class B Common Stock or any such substantially similar securities (other than pursuant to employee benefit or incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus),
without the prior written consent of       . In addition, the Selling
Stockholders and certain other stockholders of the Company have entered into "holdback" agreements with the Underwriters.

  In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  The Class A Common Stock is traded on the New York Stock Exchange.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Incorporation of Certain Documents by
 Reference.................................................................   3
The Company................................................................   5
The Offerings..............................................................   7
Risk Factors...............................................................   8
Price Range of Class A Common Stock and Dividend Policy....................  12
Capitalization.............................................................  13
Selected Consolidated Financial Data.......................................  14
Selling Stockholders.......................................................  15
Certain Transactions and Relationships.....................................  16
Shares Eligible for Future Sale............................................  17
Validity of the Shares.....................................................  18
Experts....................................................................  18
Forward Looking Statements.................................................  18
Underwriting............................................................... U-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               7,704,577 SHARES

                                    LEXMARK
                           INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                                ---------------

                                LOGO LEXMARK(TM)

                                ---------------

                             GOLDMAN, SACHS & CO.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED MARCH 10, 1998
                                7,704,577 SHARES

                       LEXMARK INTERNATIONAL GROUP, INC.

                              CLASS A COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)
                                  -----------

  Of the 7,704,577 shares of Class A Common Stock offered,      shares are
being offered hereby in an international offering outside the United States and shares are being offered in a concurrent offering in the United States. The public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting". As of April 3, 1998 each share of Class A Common Stock, including the shares offered hereby, will have associated with it one right to purchase one one-hundreth of a share of the Company's Series A Junior Participating Preferred Stock at a stipulated price in certain circumstances relating to changes in ownership of the Company under the Company's Rights Agreement.

  All the shares of Class A Common Stock are being sold by the Selling Stockholders. See "Selling Stockholders". The Company will not receive any of the proceeds from the sale of the shares. In addition, the Company will repurchase 2,000,000 shares of Class A Common Stock less any shares sold pursuant to the over-allotment options from certain of the Selling Stockholders at a price per share described herein. See "Certain Transactions and Relationships".

  The last reported sale price of the Class A Common Stock, which is listed under the symbol "LXK", on the New York Stock Exchange on March 9, 1998 was $42.62 per share. See "Price Range of Class A Common Stock and Dividend Policy".

  SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.
                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------

                                 INITIAL PUBLIC UNDERWRITING PROCEEDS TO SELLING
                                 OFFERING PRICE  DISCOUNT(1)   STOCKHOLDERS(2)
                                 -------------- ------------ -------------------
Per Share.......................      $             $               $
Total(3)........................     $             $                $

-----
(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".
(2) Expenses of approximately $75,000 and $900,000 are payable by the Company and the Selling Stockholders, respectively, in connection with the offerings.
(3) The Selling Stockholders have granted the International Underwriters an
    option for 30 days to purchase up to an additional     shares at the public
    offering price per share, less the underwriting discount, solely to cover over-allotments. The Selling Stockholders have granted the U.S.
    Underwriters a similar option with respect to an additional     shares as
    part of the concurrent offering in the United States. If such options are exercised in full, the total initial public offering price, underwriting
    discount and proceeds to Selling Stockholders will be $    , $     and
    $    , respectively. See "Underwriting".

                                  -----------

  The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares will be ready for delivery in New York, New York, on
or about March   , 1998, against payment therefor in immediately available
funds.

                          GOLDMAN SACHS INTERNATIONAL

                                  -----------

                 The date of this Prospectus is March   , 1998.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  Any statement contained in a document or a portion thereof which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document or portion thereof which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

                               ----------------


  IN CONNECTION WITH THESE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                           CERTAIN UNITED STATES TAX
                       CONSEQUENCES TO NON-U.S. HOLDERS

  The following is a general discussion of certain United States Federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a person other than (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any State of the United States, (iii) an estate whose income is includable in gross income for United States Federal income tax purposes regardless of its source or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and (y) at least one United States person has authority to control all substantial decisions of the trust (referred to hereafter as a "non-U.S. holder"). Recently enacted legislation authorizes the issuance of Treasury regulations that, under certain circumstances, could reclassify as a non-U.S. partnership a partnership that would otherwise be treated as a U.S. partnership, or could reclassify as a U.S. partnership a partnership that would otherwise be treated as a non-U.S. partnership. Such regulations would apply only to partnerships created or organized after the date that proposed regulations are filed with the Federal Register (or, if earlier, the date of issuance of a notice substantially describing the expected contents of the regulations).

  The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Furthermore, this discussion does not consider specific facts and circumstances that may be relevant to a particular holder's tax position. Prospective purchasers are urged to consult a tax adviser with respect to the United States Federal income and estate tax consequences of owning and disposing of Class A Common Stock, as well as any tax consequences under the laws of any other taxing jurisdiction.

INCOME TAX

  Dividends. Generally, dividends paid on Class A Common Stock to a non-U.S. holder will be subject to U.S. Federal income tax. Except in the case of dividends that are effectively connected with the holder's conduct of a trade or business within the United States, this tax is imposed and withheld at the rate of 30% of the amount of the dividend, unless reduced by an applicable income tax treaty. Currently, dividends paid to an address in a foreign country are presumed to be paid to a resident of such country in determining the applicability of a treaty for such purposes.

  However, under recently finalized United States Treasury regulations relating to withholding of tax on non-U.S. holders, which by their terms apply to dividend and other payments made after December 31, 1998 (the "Final Withholding Regulations"), a non-U.S. holder who is the beneficial owner (within the meaning of the Final Withholding Regulations) of dividends paid on Class A Common Stock and who wishes to claim the benefit of an applicable treaty is generally required to satisfy certain certification and documentation requirements. Certain special rules apply to claims for treaty benefits made by non-U.S. holders that are entities rather than individuals and to beneficial owners (within the meaning of the Final Withholding Regulations) of dividends paid to entities in which such beneficial owners are interest holders.

  Except as may be otherwise provided in an applicable income tax treaty, dividends paid on Class A Stock to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States are subject to Federal income tax on a net income basis, which tax is not collected by withholding (except as described below under "Backup Withholding and Information Reporting"). All or part of any effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits" tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A non-U.S. holder of Class A Common Stock who wishes to claim an exemption from withholding for effectively connected dividends is generally required to satisfy certain certification and documentation requirements.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the United States Internal Revenue Service (the "IRS").

  Disposition of Class A Common Stock. Generally, non-U.S. holders will not be subject to United States Federal income tax (including withholding thereof) in respect of gain recognized on a disposition of Class A Common Stock unless (i) the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (in which case the "branch profits" tax described above may also apply if the holder is a non-U.S. corporation);
(ii) in the case of a non-U.S. holder who is a non-resident alien individual and holds Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for Federal income tax purposes (which the Company does not believe it has been or is currently) and the non-U.S. holder has held directly or constructively more than 5% of the outstanding Class A Common Stock within the five-year period ending on the date of the disposition.

ESTATE TAX

  If an individual non-U.S. holder owns, or is treated as owning, Class A Common Stock at the time of his or her death, such stock would be subject to U.S. Federal estate tax imposed on the estates of non-resident aliens, in the absence of a contrary provision contained in any applicable tax treaty.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Dividends. Under current law, dividends paid on Class A Common Stock to a non-U.S. holder at an address outside the United States are generally exempt from backup withholding tax and U.S. information reporting requirements (but not from 30% withholding tax discussed above). Under the Final Withholding Regulations, for dividends paid after December 31, 1998, a non-U.S. holder must generally provide proper documentation indicating non-U.S. status to a withholding agent in order to avoid backup withholding tax. However, dividends paid to certain exempt recipients (not including individuals) will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain regulatory presumptions of the recipient's non-U.S. status (including payment to an address outside the United States).

  Broker Sales. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker, are generally subject to information reporting (but not backup withholding) unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes its entitlement to an exemption. Payments of proceeds from the sale of Class A Common Stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption.

  A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                            VALIDITY OF THE SHARES

  The validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York, and for the Underwriters by Sullivan & Cromwell, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to CD&R and its affiliates and to the Company and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who until February 1997 was a director of the Company and who is currently a general partner of the general partner of C&D Fund IV.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                    EXPERTS

  The consolidated statements of financial position as of December 31, 1996 and 1997 and the consolidated statements of earnings, cash flows and stockholders' equity for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                          FORWARD LOOKING STATEMENTS

  Certain statements in this Prospectus and in documents incorporated by reference herein contain forward-looking statements that are based on current expectations, estimates and projections and management's beliefs and assumptions. Words such as "believes", "expects", "intends", "plans", "estimates", or variations of such words and similar expressions, are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

  Such risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, increased investment to support product introductions and enter new markets, currency fluctuations, market acceptance of new products and programs, product transitions by the Company and its competitors, management of inventory levels, production and supply difficulties, intellectual property infringement claims and expenses, the outcome of pending and future litigation or governmental proceedings, changes in a country's or region's political or economic conditions, and other risks described herein and in other filings by the Company with the Commission.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Selling Stockholders have agreed to sell to each of the International Underwriters named below, and each of such International Underwriters has severally agreed to purchase from the Selling Stockholders, the respective number of shares of Class A Common Stock set forth opposite its name below:

                                                                       NUMBER OF
                                                                       SHARES OF
                                                                        CLASS A
                                                                        COMMON
                               UNDERWRITER                               STOCK
                               -----------                             ---------
    Goldman Sachs International......................................
    Total............................................................
                                                                         =====

  Under the terms and conditions of the Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

  The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities
dealers at such price less a concession of $   per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per share to certain brokers and dealers. After the shares of
Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the International Underwriters.

  The Company and the Selling Stockholders have entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the United States Offering (the "U.S. Underwriters" and, together with the International Underwriters, the "Underwriters") providing for the concurrent
offer and sale of an aggregate of      shares of Class A Common Stock in an
offering in the United States. The public offering price and underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the United States Offering, and vice versa. The several U.S. Underwriters are
      ,            and           .

  Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the two offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered in the International Offering, and subject to certain exceptions, it will not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock in the United States or to any U.S. persons.

  Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the public offering price, less an amount not greater than the selling concession.

  The Selling Stockholders have granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase
up to an aggregate of      additional shares of Class A Common Stock solely to
cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
to be purchased by each of them, as shown in the foregoing table, bears to the shares of Class A Common Stock initially offered hereby. The Selling Stockholders have granted the U.S. Underwriters a similar option exercisable
for up to an aggregate of      additional shares of Class A Common Stock.

  The Company and the Selling Stockholders have each agreed, for a period of 90 days after the date of this Prospectus, not to file a registration statement with respect to, enter into any agreement providing for or effect any public sale, distribution or other disposition (including, without limitation, any sale pursuant to Rule 144 or Rule 144A under the Securities Act and any sale in a broker's transaction or through a market maker) of, except as provided under the Underwriting Agreement and under the U.S. Underwriting Agreement, any Class A Common Stock, Class B Common Stock or securities of the Company that are substantially similar to the Class A Common Stock or Class B Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, Class A Common Stock, Class B Common Stock or any such substantially similar securities (other than pursuant to employee benefit or incentive plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus), without the prior
written consent of       . In addition, the Selling Stockholders and certain
other stockholders of the Company have entered into "holdback" agreements with the Underwriters. See "Shares Eligible for Future Sale".

  Each International Underwriter has also agreed that (a) it has not offered or sold and, prior to the expiry of the period of six months from the Closing Date, will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 of Great Britain, (b) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom such document may otherwise lawfully be issued or passed on.

  Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practice of the country of purchase in addition to the initial public offering price.

  In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offerings for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise. In the United Kingdom, any such transactions will be effected by Goldman Sachs International.

  The Class A Common Stock is traded on the New York Stock Exchange.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................
Incorporation of Certain Documents by
 Reference.................................................................
The Company................................................................
The Offerings..............................................................
Risk Factors...............................................................
Price Range of Class A Common Stock
 and Dividend Policy.......................................................
Capitalization.............................................................
Selected Consolidated Financial Data.......................................
Selling Stockholders.......................................................
Certain Transactions and Relationships.....................................
Shares Eligible for Future Sale............................................
Certain United States Tax Consequences to Non-U.S. Holders.................
Validity of the Shares.....................................................
Experts....................................................................
Forward Looking Statements.................................................
Underwriting............................................................... U-1

-------------------------------------------------------------------------------
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                               7,704,577 SHARES

                                    LEXMARK
                           INTERNATIONAL GROUP, INC.

                             CLASS A COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)

                                ---------------

                                LOGO LEXMARK(TM)

                                ---------------

                          GOLDMAN SACHS INTERNATIONAL


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following are the estimated expenses of the issuance and distribution of the shares of Class A Common Stock being registered, including fees and expenses incurred by the Company and the Selling Stockholders, other than any underwriting compensation.

  Fees and expenses incurred by the Company:

   National Association of Securities Dealers, Inc. filing fee........ $ 30,500
   Miscellaneous expenses............................................. $ 24,500
                                                                       --------
     Total............................................................ $ 75,000
                                                                       ========

  Fees and expenses incurred by the Selling Stockholders:

   Registration fee................................................... $ 99,006
   Accounting fees and expenses....................................... $125,000
   Legal fees and expenses............................................ $100,000
   Printing and engraving............................................. $170,000
   Transfer Agent's fees.............................................. $ 10,000
   Blue Sky fees and expenses (including counsel fees)................ $ 10,000
   Miscellaneous expenses............................................. $385,994
                                                                       --------
     Total............................................................ $900,000
                                                                       ========

  All of the above expenses of the Offering will be borne by the Company and the Selling Stockholders as contemplated by the Registration and Participation Agreement entered into at the time of the Acquisition.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

  Article VI of the Company's By-Laws provides for indemnification by the Company of its directors and officers to the full extent permitted by the Delaware Law. Pursuant to Section 145 of the Delaware Law, the Company has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

  Pursuant to specific authority granted by Section 102 of the Delaware Law, Article FIFTH of the Company's Third Restated Certificate of Incorporation contains the following provision regarding limitation of liability of directors and officers:

    "(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Third Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

  The Company has entered into an Indemnification Agreement with C&D Fund IV (together with its respective affiliates, directors and officers, the "Indemnitees"). Pursuant to the Indemnification Agreement and under the Third Restated Certificate of Incorporation, the Company has agreed to indemnify the members of the Company's Board of Directors to the fullest extent allowable under applicable Delaware law. In addition, the Company has agreed to indemnify the Indemnitees against any suits, claims, damages or expenses that may be made against or incurred by them under applicable securities laws in connection with offerings of securities of the Company. However, the Company will not be obligated to indemnify any Indemnitee in the event that any such suit, claim, damage or expense is based upon an untrue statement or agreements related to such offerings of securities in reliance upon written information furnished by such Indemnitee specifically for use in such documents, contracts and agreements. See "Underwriting".

  Reference is hereby made to Sections 9 and 10 of the Underwriting Agreements filed as Exhibits 1.1 and 1.2 hereto, for certain indemnification arrangements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

1.  (A) EXHIBITS

 NUMBER                         DESCRIPTION OF EXHIBITS
 ------                         -----------------------
  1.1   Form of Underwriting Agreement (U.S. Version).(8)
  1.2   Form of Underwriting Agreement (International Version).(8)
        Form of Agreement between U.S. and International Underwriting
  1.3   Syndicates.(8)
  4.1   Third Restated Certificate of Incorporation of Lexmark International
        Group, Inc. (the
        "Company").(1)
  4.2   By-Laws of the Company, as amended and restated as of October 26, 1995, and amended by Amendment No. 1 dated as of February 13, 1997.(6)
  4.3   Registration and Participation Agreement, dated as of March 27, 1991, among the Company, The Clayton & Dubilier Private Equity Fund IV ("C&D
        Fund IV") and the stockholders of the Company named therein.(2)
  4.4   Amendment, Waiver and Consent Under Registration and Participation
        Agreement, dated as of December 21, 1994, executed by C&D Fund IV,
        Leeway & Co., Mellon Bank N.A., as Trustee for First Plaza Group Trust
        ("Mellon Bank", and with Leeway & Co., the "Institutional Investors")
        and the Equitable Investors.(2)
  4.5   Registration Agreement, dated as of March 27, 1991, among the Company,
        Lexmark International, the Equitable Investors and the Institutional
        Investors.(2)
  4.6   Amendment No. 1 to Registration Agreement, dated as of December 31,
        1991, among the Company, Lexmark International, the Equitable Investors
        and the Institutional Investors.(2)
  4.7   Securities Purchase Agreement, dated as of March 27, 1991, among the
        Company and the Institutional Investors.(2)
  4.8   Amendment No. 1 to Securities Purchase Agreement, dated as of March 27,
        1991, among the Company and the Institutional Investors.(2)
  4.9   Amendment No. 2 to Securities Purchase Agreement, dated as of December
        21,
        1992, among the Company and the Institutional Investors.(2)
  4.10  Specimen of Class A Common Stock certificate.(1)
  4.11  Rights Agreement, dated as of February 18, 1998, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.(7)
  5     Opinion of Debevoise & Plimpton regarding the validity of the securities being registered.(8)
 23.1   Consent of Coopers & Lybrand L.L.P.
 23.2   Consent of Debevoise & Plimpton (included in the Opinion of Debevoise &
        Plimpton filed as Exhibit 5).(8)
 24     Powers of Attorney.

--------
(1) Incorporated herein by reference to the Company's Form S-1 Registration Statement, Amendment No. 1 (Registration No. 33-97218) filed with the Commission on October 27, 1995.
(2) Incorporated herein by reference to the Company's Form S-1 Registration Statement (Registration No. 33-97218) filed with the Commission on September 22, 1995.
(3) Incorporated herein by reference to the Company's Form S-1 Registration Statement, Amendment No. 2 (Registration No. 33-97218) filed with the Commission on November 13, 1995.
(4) Incorporated herein by reference to the Company's Quarterly Report on Form 10-Q (File No. 1-14050) for the Quarterly Period ended March 31, 1996.
(5) Incorporated herein by reference to the Company's Annual Report on Form 10-K (File No. 1-14050) for the Fiscal Year ended December 31, 1995.
(6) Incorporated herein by reference to the Company's Annual Report on Form 10-K (File No. 1-14050) for the Fiscal Year ended December 31, 1996.
(7) Incorporated herein by reference to the Company's Current Report on Form 8-K (File No. 1-14050) dated February 27, 1998.
(8) To be filed by Amendment.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3) For purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LEXINGTON, STATE OF KENTUCKY, ON MARCH 10, 1998.

                                          Lexmark International Group, Inc.

                                          By  /s/ Marvin L. Mann
                                            ---------------------
                                              NAME: MARVIN L. MANN
                                          TITLE: Chairman of the Board
                                                        &
                                             Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE FOLLOWING CAPACITIES AND ON MARCH 10, 1998.

          SIGNATURE                      TITLE

     /s/ Marvin L. Mann          Chairman of the
-----------------------------     Board/Chief
       MARVIN L. MANN            Executive  Officer
                                 (Principal
                                  Executive Officer)

      /s/ Gary E. Morin          Vice President/Chief
-----------------------------     Financial Officer
        GARY E. MORIN             (Principal
                                 Financial  Officer)

   /s/ David L. Goodnight        Corporate Controller
-----------------------------     (Principal
     DAVID L. GOODNIGHT          Accounting  Officer)

    /s/ B. Charles Ames*         Director
-----------------------------
       B. CHARLES AMES

  /s/ Roderick H. Carnegie*      Director
-----------------------------
    RODERICK H. CARNEGIE

     /s/ Frank T. Cary*          Director
-----------------------------
        FRANK T. CARY

   /s/ Paul J. Curlander*        Director
-----------------------------
      PAUL J. CURLANDER

   /s/ William R. Fields*
                                 Director
-----------------------------
      WILLIAM R. FIELDS

         SIGNATURE                     TITLE

    /s/ Donald J. Gogel*                 Director
----------------------------
      DONALD J. GOGEL

    /s/ Ralph E. Gomory*                 Director
----------------------------
      RALPH E. GOMORY

   /s/ Stephen R. Hardis*                Director
----------------------------
     STEPHEN R. HARDIS

   /s/ Michael J. Maples*                Director
----------------------------
     MICHAEL J. MAPLES

   /s/ Martin D. Walker*                 Director
----------------------------
      MARTIN D. WALKER

    /s/ Vincent J. Cole
* By:
   ------------------------
      VINCENT J. COLE
      ATTORNEY-IN-FACT